Federal-Mogul Reports Another Strong Quarter of Improved Earnings and
Cash Flow in Q1 2010

Company Converts Higher Revenue to Greater Profitability

Southfield, Michigan, April 28, 2010 - Federal-Mogul Corporation (NASDAQ: FDML) today reported its first quarter 2010 financial performance, with sales of $1.5 billion, 20 percent higher versus Q1 2009, strong gross margin of $254 million or 17.1 percent and net income of $15 million or $0.15 per diluted share.  Excluding a charge resulting from the Venezuelan currency devaluation, the company realized adjusted net income of $35 million or $0.35 per share for Q1 2010.  Analysts’ consensus earnings expectation for Q1 2010 was $0.22 per share.1  The company’s operational EBITDA2 nearly doubled versus the prior year to $138 million and cash flow3 strongly improved to $50 million during the quarter.

Financial Summary ($ millions, except per share)	2010 Q1	2009 Q1

Net Sales	$1,489	$1,238

Gross Margin	254	158
pct. of sales	17.1%	12.8%

SG&A	(184)	(184)
pct. of sales	12.4%	14.9%

Net Income (loss) attributable to Federal-Mogul	15	(101)

Earnings (loss) Per Share in dollars, diluted EPS	0.15	(1.02)

Operational EBITDA[2]	138	70
pct. of sales	9.3%	5.7%

Cash Flow [3]	$50	$(196)

“Federal-Mogul’s strong financial results in the first quarter of 2010 demonstrate the benefit of an improving industry and the positive impact of our customer, market and product diversification, combined with the company’s ability to leverage its lower operating cost resulting from restructuring initiatives in 2009,” said José Maria Alapont, President and Chief Executive Officer.  “We nearly doubled our EBITDA during Q1 2010 on a sales increase of 20 percent, demonstrating our capability to convert incremental revenue to greater profitability.”

The company’s stronger sales performance reflected an overall improvement in global automotive original equipment market demand. Federal-Mogul’s sales in Q1 2010 of $1,489 million improved 20 percent, versus $1,238 million recorded during the same period one year ago.  Federal-Mogul realized market share gains in all three of its business units serving the original equipment automakers. The company’s sales were higher in all regions, with Asia-Pacific original equipment sales up 98 percent in the quarter versus the prior year, as compared to original equipment market expansion in the region of 46 percent during Q1 2010 versus Q1 2009.

Gross margin in Q1 2010 was $254 million or 17.1 percent of sales versus $158 million or 12.8 percent in Q1 2009.  Federal-Mogul recorded SG&A expenses of $184 million or 12.4 percent of sales during Q1 2010, versus $184 million or 14.9 percent of sales in the same period of 2009.  The company has a strong track record of SG&A improvement and continues to develop plans to further leverage existing staff support costs as the traditional automotive markets strengthen and the company implements plans to grow in Energy, Industrial and Transport market segments, where its core products can be applied to new product categories.

The company reported, in Q1 2010, net income of $15 million or $0.15 per diluted share or $35 million or $0.35 per share excluding the impact of the charge to recognize the Venezuelan currency devaluation.  Federal-Mogul recorded, in Q1 2009, a net loss of $(101) million.

Operational EBITDA in Q1 2010 was $138 million or 9.3 percent of sales, nearly double the $70 million or 5.7 percent of sales reported in Q1 2009.  Operational EBITDA for the first quarter 2010, excluding the impact of the currency devaluation in Venezuela, was $158 million or 10.6 percent of sales.

Cash flow in Q1 2010 was positive at $50 million, a strong improvement versus cash usage of $(196) million in Q1 2009. This quarter’s performance, when coupled with strong cash management in previous quarters, brings cash flow for the last 12 months to over $400 million. This ability to generate significant cash and deliver earnings during a distressed economic period is indicative of the strength of the company's sustainable global profitable growth strategy.

Federal-Mogul received, in Q1 2010, seven recognition awards from global customers including Caterpillar, Cummins, Ford, General Motors, Honda, John Deere and Toyota.  The company continues to operate at world-class quality and delivery performance levels.

Federal-Mogul’s leading product portfolio includes numerous technologies capable of increasing fuel efficiency, reducing emissions, and improving vehicle comfort and safety.  Five industry-leading Federal-Mogul innovations were recently recognized at the 2010 Automotive News PACETM Awards.  PACE is an industry award given by a panel of independent judges that review leading innovations submitted by automotive industry suppliers.  Federal-Mogul won PACE Awards in three separate product technology and process innovation categories, more than any other company in the 2010 competition.  The company’s DuraBowl® piston, windshield wiper connection system and High Precision Electro-Erosion Machining Process (HPEEM) were each honored with a PACE Award for industry-leading innovation and successful commercial application.  Federal-Mogul has received a total of seven PACE awards in recent years.

“Our strong first quarter earnings and cash flow performance shows that we are on the right track.  The company’s commitment to leading technology and innovation to drive this growth was recently recognized through the PACE Awards.  Our customers and now independent industry judges have recognized Federal-Mogul for developing innovative solutions to solve the industry’s most pressing challenges for fuel efficiency, emissions reduction and improved vehicle safety.  Through strong financial performance, customer recognition and leading technology accomplishments we are demonstrating our capability to generate sustainable global profitable growth,” Alapont said.

1 Analysts’ expectations according to Thomson Reuters I/B/E/S dated April 27, 2010.
2 Operational EBITDA is defined as earnings before interest, income taxes, depreciation and amortization, and certain items such as restructuring and impairment charges, Chapter 11-related reorganization expenses, gains and losses on the sales of businesses, and the expense relating to U.S.-based funded pension plans.
3 Cash flow is equal to net cash provided from (used by) operating activities less net cash used by investing as set forth on the attached statement of cash flows, excluding cash received from the 524(g) Trust and impacts of the Chapter 11 plan of reorganization.

About Federal-Mogul
Federal-Mogul Corporation is a leading global supplier of powertrain and safety technologies, serving the world’s foremost original equipment manufacturers of automotive, light commercial, heavy-duty, agricultural, marine, rail, off-road and industrial vehicles, as well as the worldwide aftermarket. The company’s leading technology and innovation, lean manufacturing expertise, as well as marketing and distribution deliver world-class products, brands and services with quality excellence at a competitive cost. Federal-Mogul is focused on its sustainable global profitable growth strategy, creating value and satisfaction for its customers, shareholders and employees.     Federal-Mogul was founded in Detroit in 1899.  The company is headquartered in Southfield, Michigan, and employs nearly 41,000 people in 33 countries. Visit the company’s Web site at www.federalmogul.com.

Forward-Looking Statements
Statements contained in this press release, which are not historical fact, constitute "Forward-Looking Statements." Actual results may differ materially due to numerous important factors that are described in Federal-Mogul's most recent report to the SEC on Form 10-K, which may be revised or supplemented in subsequent reports to the SEC on Forms 10-Q and 8-K. Such factors include, among others, the cost and timing of implementing restructuring actions, the Company's ability to generate cost savings or manufacturing efficiencies to offset or exceed contractually or competitively required price reductions or price reductions to obtain new business, conditions in the automotive industry, and certain global and regional economic conditions. Federal-Mogul does not intend or assume any obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.

CONTACT:	Steve Gaut (248) 354 7826 for media questions
David Pouliot (248) 354-7967 for investor questions

FEDERAL-MOGUL CORPORATION
Consolidated Statements of Operations (Unaudited)

	Three Months Ended
	March 31
	2010	2009
	(Millions of Dollars, Except Per Share Amounts)
Net sales	$1,489	$1,238
Cost of products sold	(1,235)	(1,080)

Gross margin	254	158

Selling, general and administrative expenses	(184)	(184)
Interest expense, net	(33)	(34)
Amortization expense	(12)	(12)
Equity earnings of non-consolidated affiliates	7	-
Restructuring expense, net	(1)	(38)
Other (expense) income, net	(21)	13

Income (loss) before income taxes	10	(97)
Income tax benefit (expense)	7	(4)

Net income (loss)	17	(101)
Less net income attributable to
noncontrolling interests	(2)	-

Net income (loss) attributable to Federal-Mogul	$15	$(101)

Income (loss) per common share:

Basic	$0.15	$(1.02)

Diluted	$0.15	$(1.02)

FEDERAL-MOGUL CORPORATION
Consolidated Balance Sheets (Unaudited)

	March 31	December 31
	2010	2009
	(Millions of Dollars)
ASSETS
Current assets:
Cash and equivalents	$1,028	$1,034
Accounts receivable, net	1,018	950
Inventories, net	842	823
Prepaid expenses and other current assets	231	221

Total current assets	3,119	3,028

Property, plant and equipment, net	1,762	1,834
Goodwill and other indefinite-lived intangible assets	1,427	1,427
Definite-lived intangible assets, net	503	515
Other noncurrent assets	320	323

	$7,131	$7,127
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Short-term debt, including current portion of long-term debt	$97	$97
Accounts payable	576	537
Accrued liabilities	408	410
Current portion of postemployment benefit liability	60	61
Other current liabilities	159	175

Total current liabilities	1,300	1,280

Long-term debt	2,758	2,760
Postemployment benefits	1,284	1,298
Long-term portion of deferred income taxes	496	498
Other accrued liabilities	187	192

Shareholders’ equity:
Preferred stock ($.01 par value; 90,000,000 authorized shares;
none issued)	-	-
Common stock ($.01 par value; 450,100,000 authorized shares;
100,500,000 issued shares; 98,904,500 outstanding shares
as of March 31, 2010 and December 31, 2009)	1	1
Additional paid-in capital, including warrants	2,150	2,123
Accumulated deficit	(498)	(513)
Accumulated other comprehensive loss	(607)	(571)
Treasury stock, at cost	(17)	(17)

Total Federal-Mogul shareholders’ equity	1,029	1,023
Noncontrolling interests	77	76
Total shareholders’ equity	1,106	1,099

	$7,131	$7,127

FEDERAL-MOGUL CORPORATION
Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended
	March 31
	2010	2009
	(Millions of Dollars)
Cash Provided From (Used By) Operating Activities
Net income (loss)	$17	$(101)
Adjustments to reconcile net income (loss) to net cash provided from
(used by) operating activities:
Depreciation and amortization	81	77
Cash received from 524(g) Trust	-	40
Payments to settle non-debt liabilities subject to compromise, net	(14)	(49)
Loss on Venezuelan currency devaluation	20	-
Equity earnings of non-consolidated affiliates	(7)	-
Cash dividends received from non-consolidated affiliates	20	-
Gain on sale of property, plant and equipment	(2)	-
Change in postemployment benefits, including pensions	7	14
Change in deferred taxes	(27)	(3)
Changes in operating assets and liabilities:
Accounts receivable	(83)	(66)
Inventories	(36)	(22)
Accounts payable	56	(107)
Other assets and liabilities	48	57
Net Cash Provided From (Used By) Operating Activities	80	(160)

Cash Provided From (Used By) Investing Activities
Expenditures for property, plant and equipment	(46)	(45)
Net proceeds from the sale of property, plant and equipment	2	-
Net Cash Used By Investing Activities	(44)	(45)

Cash Provided From (Used By) Financing Activities
Principal payments on term loans	(7)	(7)
Decrease in other long-term debt	(1)	(1)
Increase in short-term debt	1	2
Net payments from factoring arrangements	(14)	(9)
Net Cash Used By Financing Activities	(21)	(15)

Effect of Venezuelan currency devaluation on cash	(16)	-
Effect of foreign currency exchange rate fluctuations on cash	(5)	(4)
Effect of foreign currency fluctuations on cash	(21)	(4)

Decrease in cash and equivalents	(6)	(224)

Cash and equivalents at beginning of period	1,034	888

Cash and equivalents at end of period	$1,028	$664

FEDERAL-MOGUL CORPORATION
Reconciliation of Non-GAAP Financial Measures (Unaudited)
(Millions of Dollars)

	Three Months Ended
	March 31
	2010	2009
Net income (loss)	$17	$(101)
Depreciation and amortization	81	77
Interest expense, net	33	34
Income tax (benefit) expense	(7)	4
Restructuring, net	1	38
Adjustment of assets to fair value	4	(1)
Expense associated with U.S. based funded pension plans	13	17
Other	(4)	2
Operational EBITDA	$138	$70

Net cash provided from (used by) operating activities:	$80	$(160)

Adjustments:
Cash received from 524(g) Trust	-	(40)
Net payments for implementation of the Plan, including settlement
of non-debt liabilities subject to compromise	14	49

Cash provided from operations, excluding the impacts
of the Plan	$94	$(151)
Cash used by investing activities	(44)	(45)
Cash flow	$50	$(196)

Management believes that Operational EBITDA most closely approximates the cash flow associated with the operational earnings of the Company and uses Operational EBITDA to measure the performance of its operations. Operational EBITDA is defined as earnings before interest, income taxes, depreciation and amortization, and certain items such as restructuring and impairment charges, Chapter 11 related reorganization expenses, gains and losses on the sales of businesses, and the expense relating to U.S.based funded pension plans.

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